Exhibit 10

RETIREMENT, SEPARATION, WAIVER AND RELEASE AGREEMENT

This Retirement, Separation, Waiver and Release Agreement (“Agreement”) is entered into as of the 5th day of August, 2014, by and between Keith Grass (“Executive”) and Nucor Corporation.

WHEREAS, Executive has spent thirty six (36) years as a Nucor (as defined below) employee, and has most recently been employed as an Executive Vice President of Nucor Corporation and as Chief Executive Officer of The David J. Joseph Company (“DJJ”), an indirect wholly owned subsidiary of Nucor Corporation;

WHEREAS, Executive has decided to retire from Nucor effective September 12, 2014 (the “Effective Date”);

WHEREAS, based upon the Severance Plan (as hereinafter defined), Executive shall be eligible to receive certain severance benefits contingent upon his agreement to the covenants set forth in this Agreement and his strict compliance with such covenants;

WHEREAS, pursuant to that certain Executive Employment Agreement by and between Executive and Nucor Corporation effective as of January 1, 2012 (the “Executive Agreement”), (a) Executive is entitled to certain post-separation benefits in addition to those granted under the Severance Plan provided that Executive adheres to the post-separation restrictive covenants set forth in the Executive Agreement, and (b) Executive’s prior years of service with DJJ shall be included in the calculation of severance benefits due to Executive under the Severance Plan;

WHEREAS, Executive’s years of experience as an Executive Officer of Nucor give him unique expertise and insight into Nucor’s operations and management; and

WHEREAS, the parties wish to enter into this Agreement during the course of Executive’s employment to set forth Executive’s post-retirement benefits and to protect Nucor’s competitive advantages, confidential trade secrets and goodwill.

NOW, THEREFORE, in consideration of the reasons recited above, the post-retirement benefits to be paid by Nucor to Executive upon termination of his full-time employment with Nucor, the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and which consideration Executive was not otherwise entitled to receive, Executive and Nucor hereby agree effective as of the Effective Date as follows:

1. Recitals; Nucor Defined. The above recitals are true and correct and are incorporated herein by reference as if fully set forth herein. For purposes of this Agreement the term “Nucor” means Nucor Corporation and its direct and indirect subsidiaries and affiliates in existence or planned as of the Effective Date.

2. Post-Retirement Benefits.

(a) Severance Plan. Executive recognizes and agrees that pursuant to the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”), Executive shall receive certain Severance Benefits (as defined in the Severance Plan) contingent upon his execution of this Agreement and strict compliance with the Restrictive Covenants (as hereinafter defined). Based on Executive’s (i) June 19, 1978 date of hire, (ii) effective retirement date of September 12, 2014 and (iii) current annual base salary of $442,900, Executive would be eligible to receive Severance Benefits under the Severance Plan totaling $1,337,289.21 payable in twenty-four (24) monthly installments of $55,720.38 (the “Monthly Severance Plan Payments”). Subject to the provisions of Paragraph 2(c) of this Agreement, the payments of the Monthly Severance Plan Payments shall be made each month following the Effective Date. In the event Executive dies during the first twenty-four (24) months following the Effective Date, and provided that Executive was not in breach of his obligations under this Agreement or the Restrictive Covenants at the time of his death, the remaining Monthly Severance Plan Payments that would have been paid to Executive pursuant to the Severance Plan shall be paid to Executive’s estate in a single sum payment as soon as practicable (but in any event within ninety (90) days) following Executive’s death. All Monthly Severance Plan Payments shall be subject to regular and customary withholding.

(b) Non-Competition Payment.

(i) Contingent upon his execution of this Agreement and strict compliance with the Restrictive Covenants, Nucor will pay Executive $124,012.00 each month (the “Monthly Non-Compete Payments”, and together with the Monthly Severance Plan Payments, collectively, the “Monthly Separation Payments”) for twenty-four (24) months following the Effective Date. Subject to the provisions of Paragraph 2(c) of this Agreement, the payments of the Monthly Non-Compete Payments shall be made each month following the Effective Date. All Monthly Non-Compete Payments shall be subject to regular and customary withholding.

(ii) If Executive dies prior to the Effective Date, Nucor’s obligations to make any payments of the Monthly Non-Compete Payments under this Agreement will automatically terminate and Executive’s estate and executors will have no rights to any payments of the Monthly Non-Compete Payments under this Agreement. If Executive dies during the first twelve (12) months following the Effective Date, then Nucor will pay Executive’s estate the payments of the Monthly Non-Compete Payments through the end of the twelfth (12th) month following the Effective Date. If Executive dies twelve (12) or more months following the Effective Date, then Nucor’s obligations to make any payments of the Monthly Non-Compete Payments subsequent to Executive’s death will automatically terminate without the necessity of Nucor providing notice (written or otherwise).

(iii) Executive acknowledges and agrees that the payments described in this Paragraph 2(b): (A) are the same payments that Executive would have been entitled to pursuant to Section 3 of the Executive Agreement, and (B) are provided in lieu of, and not in addition to, the payments Executive would have been entitled to pursuant to Section 3 of the Executive Agreement.

(c) Compliance with 409A. Because Executive (i) is and will be as of the Effective Date a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and (ii) the Monthly Separation Payments would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, in order to comply with Section 409A of the Code, the Monthly Separation Payments that would otherwise be payable pursuant to Paragraphs 2(a) and 2(b) of this Agreement during the six (6) month period immediately following the Effective Date shall be accumulated and the Executive’s right to receive payment of such accumulated amount (which such amount shall not accrue interest) will be delayed until the seventh month following the Effective Date.

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3. Executive Agreement Covenants. Executive and Nucor Corporation acknowledge and agree that except for Sections 1, 2, 3, 4 and 5 of the Executive Agreement, which paragraphs shall be deemed void and of no further force or effect as of the Effective Date, all of the other provisions of the Executive Agreement (collectively, the “Surviving Provisions”), including without limitation Sections 8, 9, 10, 11, 12 and 13 thereof (collectively, the “Restrictive Covenants”), shall survive and continue in full force and effect after the Effective Date in accordance with their respective terms.

4. Release; Covenant Not to Sue.

(a) Executive agrees that, in consideration for the Monthly Separation Payments, he, for himself, his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges Nucor, its predecessors, successors and assigns, and its officers, directors, employees, agents, representatives and trustees (“Nucor Releasees”), from any and all claims or liabilities of whatever kind or nature which he ever had or which he now has, known or unknown, against any and all Nucor Releasees that are attributable to or arose during all periods of time occurring on or prior to the Effective Date, including, but not limited to, any claims arising under or pursuant to any employment agreements, including the Executive Agreement; claims for bonuses, severance pay, employee or fringe benefits; claims based on any state or federal wage, employment, or common laws, statutes, or amendments thereto, including, but not limited to: (i) any claim under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., or COBRA; (ii) any race, color, religion, sex, or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (iii) any claim of disability discrimination under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12102 et seq.; (iv) any claim of retaliation or wrongful discharge, (v) any age discrimination claims under the Age Discrimination in Employment Act, as amended (“ADEA”), 29 U.S.C. § 621 et seq.; (vi) any claim under the Fair Labor Standard Act of 1939 as amended, 29 U.S.C.§ 201 et seq.; or (vii) any claim under the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; and any other claims related to or arising out of his employment relationship with Nucor or the termination thereof whether based on contract, quasi-contract, quantum merit, implied contract, tort, wrongful or constructive discharge or any other employment related claim (collectively, the “Released Claims”). Notwithstanding the foregoing, the Released Claims do not include any claims that Executive may have for incentive compensation earned under or pursuant to the Nucor Corporation Senior Officers Annual Incentive Plan, the Nucor Corporation Senior Officers Long-Term Incentive Plan or the Nucor Corporation 2014 Omnibus Incentive Compensation Plan for his employment with Nucor through the Effective Date.

(b) Except to the extent contemplated by Paragraph 4(d) of this Agreement, Executive covenants not to sue or bring a claim against any of the Nucor Releasees with respect to any Released Claim in any forum for any reason. If Executive sues any Nucor Releasee in violation of the foregoing covenant not to sue, Executive agrees that Executive shall pay all reasonable fees, costs and expenses incurred by the Nucor Releasees in defending against any such suit or claim, including reasonable attorneys’ fees.

(c) Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those that Executive now knows or believes to exist regarding the subject matter of the Released Claims, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into this Agreement and grant the release and covenant not to sue contained herein. Nevertheless, Executive, for himself, his heirs, executors, administrators, and assigns, intends to fully, finally and forever settle and release all Released Claims that now exist, may exist or previously existed, as set forth herein, whether known or unknown, foreseen or unforeseen, matured or unmatured,

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suspected or unsuspected, existing or claimed to exist, fixed or contingent, both at law and in equity, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.

(d) Nothing in this Paragraph 4 or elsewhere in this Agreement prevents or prohibits Executive from filing a claim with a government agency such as the United States Equal Employment Opportunity Commission that is responsible for enforcing a law on behalf of the government. However, Executive understands that because he is waiving and releasing all claims for monetary damages and any other forms of personal relief, he may only seek and receive non-financial forms of relief through any such claim.

5. Remedies. Executive agrees that in the event of a breach or threatened breach by Executive of any provision of this Agreement or any of the Restrictive Covenants, monetary remedies may not be adequate and Executive agrees that Nucor is entitled to injunctive relief, without need to post bond or similar security, in lieu of or in addition to, such monetary remedies. In the event that Executive engages in or attempts to engage in any of the conduct prohibited by any of the Restrictive Covenants or fails to comply with the provisions of Paragraph 4(b), Nucor shall be entitled, in Nucor’s sole discretion, to (a) cease all Monthly Separation Payments, and Executive shall immediately refund to Nucor any Monthly Separation Payments already paid to him, and/or (b) in addition to any other remedies available at law or in equity, to enforce any of the Restrictive Covenants hereof by temporary, preliminary and permanent injunction to restrain any violation or threatened violation by Executive of any provisions of the Restrictive Covenants. Executive further agrees to reimburse Nucor its costs (including, without limitation, attorney’s fees) incurred to enforce any of the Restrictive Covenants.

6. Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, Executive’s beneficiaries, or legal representatives. Nucor, however, retains the right to assign this Agreement. This Agreement shall be binding upon Executive, Executive’s heirs, administrators, and representatives, and shall inure for the benefit of the Nucor Releasees and each of their respective heirs, administrators, representatives, executors, successors, and assigns.

7. Choice of Law and Venue. This Agreement is made in, and its validity, interpretation, performance and enforcement shall be construed and governed in accordance with, the laws of, the State of North Carolina, the location of Nucor Corporation’s corporate headquarters where Executive was employed prior to the Effective Date. Executive, for himself and his successors and assigns, hereby expressly and irrevocably (a) consents to the exclusive jurisdiction of the state courts of Mecklenburg County, North Carolina or the federal district court for the Western District of North Carolina, Charlotte Division, for any action arising out of or related to this Agreement; and (b) waives any and all objection to any such action based on venue or forum non conveniens. Executive agrees that Nucor shall have the right to file and enforce any award, order, judgment, or injunction in any appropriate jurisdiction, and Executive waives service of process in connection with the filing and enforcement of the award, order, judgment, or injunction in any foreign jurisdiction and venue in which Nucor seeks to enforce the award, order, judgment, or injunction.

8. Severability. If any part of this Agreement is determined by a court of competent jurisdiction to be invalid in any respect, the parties agree that the court may modify by redaction (or any other method available to and endorsed by such court) any provision or part thereof to the extent reasonably necessary to protect Nucor’s legitimate business interests. The remaining provisions shall retain full force and effect.

9. Entire Agreement. This Agreement, together with the Surviving Provisions of the Executive Agreement, collectively contain the entire agreement of the parties and supersede all prior

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agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by Executive and Nucor Corporation. The language of this Agreement and all parts shall be construed as a whole and according to its reasonable and fair meaning, and not strictly for or against either party. The parties agree they have jointly drafted this Agreement and agree that any rules requiring construction of this Agreement against its drafter shall not be applied to this Agreement. This Agreement may be executed in counterparts and by facsimile or .pdf signature, all of which together shall be considered one and the same original document.

10. No Violation of Public Policy. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Nucor under the Restrictive Covenants and Paragraph 5 of this Agreement and acknowledges and agrees that they are reasonable in scope, time, and territory; are designed to eliminate competition which would otherwise be unfair; do not interfere with Executive’s exercise of his inherent skill and experience; are reasonably required to protect the legitimate interests of Nucor; and do not confer a benefit upon Nucor disproportionate to the detriment to Executive.

11. Compliance with Older Workers Benefit Protection Act: Before executing this Agreement, Executive is advised to consult with an attorney of his choice, at his expense. By signing this Agreement, Executive specifically acknowledges and represents that:

(a) Executive has been given a period of twenty-one (21) days to consider the terms of this Agreement;

(b) The terms of this Agreement are clear and understandable to Executive; and

(c) The benefits Nucor will provide to Executive under this Agreement exceed the benefits that Executive would otherwise be entitled to receive as an employee of Nucor.

The parties acknowledge and agree that Executive has seven (7) days after execution hereof in which to revoke the Agreement, and this Agreement shall not become effective and enforceable until the expiration of seven (7) days following its execution by Executive. To revoke this Agreement, Executive should notify the Chief Financial Officer of Nucor, by fax or email confirmed by certified mail within such seven (7) day period. No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement.

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IN WITNESS WHEREOF, Executive and Nucor have executed this Agreement as of the date first set forth above.

Executive:	/s/ Keith Grass
Keith Grass

Nucor Corporation:	/s/ A. Rae Eagle
	By:	A. Rae Eagle
	Its:	Secretary

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EXHIBIT A

See Attached Executive Agreement

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into between NUCOR CORPORATION, a Delaware corporation with its principal place of business in Charlotte, North Carolina, on behalf of itself and each of its affiliates and subsidiaries (all such entities, collectively, “Nucor”), and KEITH B. GRASS (“Executive”), a resident of Kentucky.

WHEREAS, Executive is currently employed by The David J. Joseph Company, an indirect wholly-owned subsidiary of Nucor Corporation, as President and Chief Executive Officer;

WHEREAS, Executive also currently serves as an Executive Vice President of Nucor Corporation;

WHEREAS, contingent upon Executive’s execution of this Agreement and effective as of January 1, 2012, Nucor Corporation desires for Executive to continue his employment with each of Nucor Corporation as Executive Vice President and The David J. Joseph Company as President and Chief Executive Officer while also providing Executive with an increase in his base salary and the opportunity to receive increased severance benefits that Executive was not previously entitled to receive; and

WHEREAS, in consideration for such an increase in Executive’s base salary and the opportunity to receive such enhanced severance benefits, Executive desires to continue his employment with each of Nucor Corporation as an Executive Vice President and The David J. Joseph Company as President and Chief Executive Officer upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration for the promises and mutual agreements contained herein, the parties agree, effective as of January 1, 2012 (the “Effective Date”), as follows:

1. Employment. Nucor agrees to employ Executive in the position of Executive Vice President of Nucor Corporation and President and Chief Executive Officer of The David J. Joseph Company, and Executive agrees to accept employment in these positions, subject to the terms and conditions set forth in this Agreement, including the confidentiality, non-competition and non-solicitation provisions which Executive acknowledges were discussed in detail prior to and made an express condition of his receipt of the benefits set forth herein.

2. Compensation and Benefits During Employment. Nucor will provide or cause to be provided, as the case may be, the following compensation and benefits to Executive:

(a) Executive will be entitled to receive a base salary of Four Hundred Twenty Two Thousand Dollars ($422,000) per year, paid not less frequently than monthly in accordance with Nucor’s normal payroll practices, subject to withholding and other deductions as required by law. The parties acknowledge and agree that this amount exceeds the base salary Executive was entitled to receive prior to the Effective Date. Executive’s base salary is subject to adjustment up or down by the Board of Directors of Nucor Corporation (the “Board”) at its sole discretion and without notice to Executive.

(b) Executive will be a participant in, and eligible to receive awards of incentive compensation under and in accordance with the applicable terms and conditions of, Nucor’s senior officer annual and long term incentive compensation plans, as modified from time to time by, and in the sole discretion of, the Board.

(c) Executive shall be a participant in, and eligible to receive awards of equity-based compensation under and in accordance with the applicable terms and conditions of, Nucor’s senior officer equity incentive compensation plans, as modified from time to time by, and in the sole discretion of, the Board.

(d) Executive will be eligible for those employee benefits that are generally made available by Nucor to its executive officers. To the extent Executive is eligible to participate in the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”) pursuant to its terms, notwithstanding anything to the contrary set forth in the Severance Plan, Executive’s years of service with The David J. Joseph Company prior to such time as The David J. Joseph Company became a subsidiary of Nucor Corporation shall be deemed Years of Service (as such term is defined in the Severance Plan).

3. Compensation Following Termination.

(a) From the date of Executive’s termination of employment with Nucor, whether by Executive or Nucor for any or no reason, and provided that Executive executes and returns to Nucor a separation and release agreement in form and substance satisfactory to Nucor, in its sole discretion, releasing any and all claims Executive has or may have against Nucor at the time of his termination of employment from Nucor, Nucor will pay Executive the Monthly Amount (as defined below) for twenty-four (24) months following Executive’s termination. The “Monthly Amount” shall be an amount equal to (i) the product of (A) the amount of Executive’s highest base salary level during the twelve (12) month period immediately prior to his date of termination, multiplied by (B) 3.36, (ii) divided by twelve (12). Subject to the provisions of Section 24 of this Agreement, the payments of the Monthly Amount shall be made at the end of each month following Executive’s termination of employment with Nucor on Nucor’s regular monthly payroll date.

(b) In exchange for Nucor’s agreement to pay the Monthly Amount as set forth in this Section 3, and other good and valuable consideration, including without limitation the compensation and benefits set forth in Section 2 of this Agreement, Executive agrees to strictly abide by the terms of Sections 8 through 13 of this Agreement.

(c) If Executive is employed by Nucor at the time of Executive’s death, Nucor’s obligations to make any payments of the Monthly Amount under this Agreement will automatically terminate and Executive’s estate and executors will have no rights to any payments of the Monthly Amount under this Agreement. If Executive dies during the first twelve (12) months following Executive’s termination from employment with Nucor, then Nucor will pay Executive’s estate the payments of the Monthly Amount due pursuant to Section 3(a) of this Agreement through the end of the twelfth (12th) month following Executive’s termination from employment with Nucor. If Executive dies twelve (12) or more months after termination of Executive’s employment with Nucor, then Nucor’s obligations to make any payments of the Monthly Amount under Section 3(a) of this Agreement will automatically terminate without the necessity of Nucor providing notice, written or otherwise.

(d) The amounts payable pursuant to this Section 3 of this Agreement shall be in addition to and not in lieu of any amounts payable to Executive pursuant to the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”), which such payments, if any, shall be governed by the terms and conditions of the Severance Plan.

4. Duties and Responsibilities; Best Efforts. While employed by Nucor, Executive shall perform such duties for and on behalf of Nucor as may be determined and assigned to Executive from time to time by the Chief Executive Officer of Nucor Corporation, the Chief Operating Officer of Nucor Corporation or the Board. Executive shall devote his full time and best efforts to the business and affairs of Nucor. During the term of Executive’s employment with Nucor, Executive will not undertake other paid employment or engage in any other business activity without the prior written consent of the Board.

5. Employment at Will. The parties acknowledge and agree that this Agreement does not create employment for a definite term and that Executive’s employment with Nucor is at will and terminable by Nucor or Executive at any time, with or without cause and with or without notice, unless otherwise expressly set forth in a separate written agreement executed by Executive and Nucor after the Effective Date.

6. Change in Executive’s Position. In the event that Nucor transfers, demotes, promotes, or otherwise changes Executive’s compensation or position with Nucor, the restrictions and post-termination obligations set forth in Sections 8 through 13 of this Agreement shall remain in full force and effect.

7. Recognition of Nucor’s Legitimate Interests. Executive understands and acknowledges that Nucor competes in North America and throughout the world in the research, manufacture, marketing, sale, distribution, processing, trading, brokering, recycling and/or placement of steel or steel products (including but not limited to flat-rolled steel, steel shapes, structural steel, light gauge steel framing, steel plate, steel joists and girders, steel deck, steel fasteners, metal building systems, wire rod, welded-wire reinforcement rolls and sheets, cold finished steel bars and wire, special quality bar products, guard rail, fabricated concrete reinforcement bars, and structural welded-wire reinforcement) or steel or steel product inputs (including but not limited to direct reduced iron and ferrous and non-ferrous scrap metal and substitutes thereof) (all such activities, collectively, the “Business”). As part of Executive’s employment with Nucor, Executive acknowledges he will continue to have access to and gain knowledge of significant secret, confidential and proprietary information of the full range of operations of Nucor. In addition, Executive will continue to have access to training opportunities, contact with vendors, customers and prospective vendors and customers of Nucor, in which capacity he is expected to develop good relationships with such vendors, customers and prospective vendors and customers, and will gain intimate knowledge regarding the products and services of Nucor. Executive recognizes and agrees that Nucor has spent and will continue to spend substantial effort, time and money in developing relationships with its vendors and customers, that many such vendors and customers have long term relationships with Nucor, and that all vendors, customers and accounts that Executive may deal with during his employment with Nucor, are the vendors, customers and accounts of Nucor. Executive acknowledges that Nucor’s competitors would obtain an unfair advantage if Executive disclosed Nucor’s Secret Information or Confidential Information (as defined in Sections 8 and 9, respectively) to a competitor, used it on a competitor’s behalf, or if he were able to exploit the relationships he develops as an employee of Nucor to solicit business on behalf of a competitor.

8. Covenant Regarding Nucor’s Secret Information. Executive recognizes and agrees that he will have continued access to certain sensitive and confidential information of Nucor (a) that is not generally known in the steel business, which would be difficult for others to acquire or duplicate without improper means, (b) that Nucor strives to keep secret, and (c) from which Nucor derives substantial commercial benefit because of the fact that it is not generally known (the “Secret Information”), including without limitation: (i) Nucor’s process of developing, processing, recycling and producing raw material (including ferrous and non-ferrous scrap metal and substitutes thereof), and designing and manufacturing steel and iron products; (ii) Nucor’s process for treating, processing or fabricating steel and iron products; (iii) Nucor’s non-public financial data, strategic business plans, competitor analysis, purchase, sales and marketing data, and proprietary margin, pricing, and cost data; and (iv) any other information or data which meets the definition of “trade secrets” under the North Carolina Trade Secrets Protection Act. Executive agrees that unless he is expressly authorized by Nucor in writing, Executive will not use or disclose or allow to be used or disclosed Nucor’s Secret Information. This covenant shall survive until the Secret Information is generally known in the industry through no act or omission of the Executive or until Nucor knowingly authorizes the disclosure of or discloses the Secret Information, without any limitations on use or confidentiality. Executive acknowledges that he did not have knowledge of Nucor’s Secret Information prior to his employment with Nucor and that the Secret Information does not include Executive’s general skills and know-how.

9. Agreement to Maintain Confidentiality.

(a) As used in this Agreement, “Confidential Information” shall include all confidential and proprietary information of Nucor, including, without limitation, any of the following information to the extent not generally known to third persons: financial and budgetary information and strategies; plant and processing facility designs, specifications, and layouts; equipment design, specifications, and layouts; product design and specifications; manufacturing and recycling processes, procedures, and specifications; data processing or other computer programs; research and development projects; marketing information and strategies; customer lists; vendor lists; information about customer preferences and buying patterns; information about prospective customers, vendors and prospective vendors, or business opportunities; information about Nucor’s costs and the pricing structure used in sales to customers; information about Nucor’s overall corporate business strategy; and technological innovations used in Nucor’s business, to the extent that such information does not fall within the definition of Secret Information.

(b) During Executive’s employment with Nucor and at all times after the termination of Executive’s employment with Nucor, (i) Executive covenants and agrees to treat as confidential all Confidential Information submitted to Executive or received, compiled, developed, designed, produced, accessed, or otherwise discovered by the Executive from time to time while employed by Nucor, and (ii) Executive will not disclose or divulge the Confidential Information to any person, entity, firm or company whatsoever or use the Confidential Information for Executive’s own benefit or for the benefit of any person, entity, firm or company other than Nucor. This restriction will apply throughout the world; provided, however, that if the restrictions of this Section 9(b) when applied to any specific piece of Confidential Information would prevent Executive from using his general knowledge or skills in competition with Nucor or would otherwise substantially restrict the Executive’s ability to fairly compete with Nucor, then as to that piece of Confidential Information only, the scope of this restriction will apply only for the Restrictive Period (as defined below) and only within the Restricted Territory (as defined below).

(c) Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Executive, and whether compiled or created by Executive, Nucor, or any of its vendors, customers, or prospective vendors or customers derives independent economic value from not being readily known to or ascertainable by proper means by others who could obtain economic value from the disclosure or use of the Confidential Information. Executive also acknowledges that reasonable efforts have been put forth by Nucor to maintain the secrecy of the Confidential Information, that the Confidential Information is and will remain the sole property of Nucor or any of its vendors, customers or prospective vendors or customers, as the case may be, and that any retention and/or use of Confidential Information during or after the termination of Executive’s employment with Nucor (except in the regular course of performing his duties hereunder) will constitute a misappropriation of the Confidential Information belonging to Nucor. Executive acknowledges and agrees that if he (i) accesses Confidential Information on any Nucor computer system within thirty (30) days prior the effective date of his voluntary resignation of employment with Nucor and (ii) transmits, copies or reproduces such Confidential Information in any manner or deletes any such Confidential Information, he is exceeding his authorized access to such computer system.

10. Noncompetition.

(a) Executive hereby agrees that for the duration of Executive’s employment with Nucor, and for a period of twenty-four (24) months thereafter (the “Restrictive Period”), Executive will NOT, within the Restricted Territory, do any of the following:

(i) engage in, whether as an employee, consultant, or in any other capacity, any business activity (A) that is the same as, or is in direct competition with, any portion of the Business, and (B) in which Executive engaged in during the course of his employment with Nucor (any such activities described in this Section 10(a)(i), “Competing Activities”);

(ii) commence, establish or own (in whole or in part) any business that engages in any Competing Activities, whether (i) by establishing a sole proprietorship, (ii) as a partner of a partnership, (iii) as a member of a limited liability company, (iv) as a shareholder of a corporation (except to the extent Executive is the holder of not more than five percent (5%) of any class of the outstanding stock of any company listed on a national securities exchange so long as Executive does not actively participate in the management or business of any such entity) or (v) as the owner of any similar equity interest in any such entity;

(iii) provide any public endorsement of, or otherwise lend Executive’s name for use by, any person or entity engaged in any Competing Activities; or

(iv) engage in work that would inherently call on him in the fulfillment of his duties and responsibilities to reveal, rely upon, or otherwise use any Confidential Information or Secret Information.

(b) For purposes of this Agreement:

(i) The term “Restricted Territory” means Executive’s geographic area of responsibility at Nucor which Executive acknowledges extends to the full scope of Nucor operations throughout the world. “Restricted Territory” therefore consists of the following alternatives reasonably necessary to protect Nucor’s legitimate business interests:

(A) Asia, Australia, Western Europe, Eastern Europe (including Russia), the Middle East, South America, Central America and North America, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then

(B) The United States, Canada, Mexico, Guatemala, Honduras, the Dominican Republic, Costa Rica, Colombia, Argentina and Brazil, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(C) The United States, Canada and Mexico, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(D) The contiguous United States, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(E) Any state in the United States located within a three hundred (300) mile radius of a Nucor plant or facility that engages in any aspect of the Business, but if such territory is deemed overbroad by a court of law, then;

(F) Any state in the United States where a Customer or Supplier or Prospective Customer or Supplier is located.

(ii) The term “Customer or Supplier” means the following alternatives:

(A) any and all customers or suppliers of Nucor with whom Nucor is doing business at the time of Executive’s termination of employment with Nucor, but if such definition is deemed overbroad by a court of law, then;

(B) any customer or supplier of Nucor with whom Executive or Executive’s direct reports had significant contact or with whom Executive or Executive’s direct reports directly dealt on behalf of Nucor at the time of Executive’s last date of full time employment with Nucor, but if such definition is deemed overbroad by a court of law, then;

(C) any customer or supplier of Nucor with whom Executive had significant contact or with whom Executive directly dealt on behalf of Nucor at the time of Executive’s last date of full time employment with Nucor but if such definition is deemed overbroad by a court of law, then;

(D) any customer or supplier of Nucor about whom Executive had obtained Secret Information or Confidential Information by virtue of his employment with Nucor and with whom Executive had significant contact or with whom Executive directly dealt on behalf of Nucor at the time of Executive’s last date of full time employment;

Provided, however, that the term “Customer or Supplier” shall not include any business or entity that no longer does business with Nucor without any direct or indirect interference by Executive or violation of this Agreement by Executive, and that ceased doing business with Nucor prior to any direct or indirect communication or contact by Executive.

(iii) The term “Prospective Customer or Supplier” means any person or entity who does not currently or has not yet purchased the products or services of Nucor or from whom Nucor does not currently or has not yet purchased products or services, but who, at the time of Executive’s last date of full-time employment with Nucor has been targeted by Nucor as a potential user of the products or services of Nucor or supplier of products or services to Nucor, and whom Executive or his direct reports participated in the solicitation of or on behalf of Nucor.

(iv) The term “solicit” means to initiate contact for the purpose of promoting, marketing, or selling products or services similar to those Nucor offered during the tenure of Executive’s employment with Nucor or to accept business from Customers or Suppliers or Prospective Customers or Suppliers.

(c) Executive specifically agrees that the post-termination obligations and restrictions in this Section 10 and in Sections 8, 9, 11, 12 and 13 will apply to Executive regardless of whether termination of employment is initiated by Nucor or Executive and regardless of the reason for termination of Executive’s employment. Further, Executive acknowledges and agrees that Nucor’ s payment of the compensation described in Section 3 is intended to compensate Executive for the limitations on Executive’s competitive activities described in this Section 10 and Sections 11 and 12 for the Restrictive Period regardless of the reason for termination. Thus, for example, in the event that Nucor terminates Executive’s employment without cause, Executive expressly agrees that the obligations and restrictions in this Section 10 and Sections 8, 9, 11, 12 and 13 will apply to Executive notwithstanding the reasons or motivations of Nucor in terminating Executive’s employment.

11. Nonsolicitation. Executive hereby agrees that for the duration of Executive’s employment with Nucor, and for the Restrictive Period, Executive will NOT, within the Restricted Territory, do any of the following:

(a) solicit, contact, or attempt to influence any Customer or Supplier to limit, curtail, cancel, or terminate any business it transacts with, or products it receives from or provides to Nucor;

(b) solicit, contact, or attempt to influence any Prospective Customer or Supplier to terminate any business negotiations it is having with Nucor, or to otherwise not do business with Nucor;

(c) solicit, contact, or attempt to influence any Customer or Supplier to purchase products or services from an entity other than Nucor or to provide products or services to an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Customer or Supplier by Nucor or those offered to Nucor by the Customer or Supplier; or

(d) solicit, contact, or attempt to influence any Prospective Customer or Supplier to purchase products or services from an entity other than Nucor or to provide products or services to an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Prospective Customer or Supplier by Nucor or those offered to Nucor by the Prospective Customer or Supplier.

12. Antipiracy.

(a) Executive agrees for the duration of the Restrictive Period, Executive will not, directly or indirectly, encourage, contact, or attempt to induce any employees of Nucor (i) with whom Executive had regular contact with at the time of Executive’s last date of full time employment with Nucor, and (ii) who are employed by Nucor at the time of the encouragement, contact or attempted inducement, to end their employment relationship with Nucor.

(b) Executive further agrees for the duration of the Restrictive Period not to hire for any reason any employees described in Section 12(a) of this Agreement.

13. Assignment of Intellectual Property Rights.

(a) Executive hereby assigns to Nucor Executive’s entire right, title and interest, including copyrights and patents, in any idea, invention, design of a useful article (whether the design is ornamental or otherwise), and any other work of authorship (collectively the “Developments”), made or conceived solely or jointly by Executive at any time during Executive’s employment by Nucor (whether prior or subsequent to the execution of this Agreement), or created wholly or in part by Executive, whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection, where the Developments: (i) were developed, invented, or conceived within the scope of Executive’s employment with Nucor; (ii) relate to Nucor’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by Executive on Nucor’s behalf.

(b) The assignment requirement in Section 13(a) shall not apply to an invention that Executive developed entirely on his own time without using Nucor’s equipment, supplies, facilities or Secret Information or Confidential Information except for those inventions that (i) relate to Nucor’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Nucor.

(c) In connection with any of the Developments assigned pursuant to Section 13(a): (i) Executive will promptly disclose them to Nucor’s management; and (ii) Executive will, on Nucor’s request, promptly execute a specific assignment of title to Nucor or its designee, and do anything else reasonably necessary to enable Nucor or its designee to secure a patent, copyright, or other form of protection therefore in the United States and in any other applicable country.

(d) Nothing in this Section 13 is intended to waive, or shall be construed as waiving, any assignment of any Developments to Nucor implied by law.

14. Severability. It is the intention of the parties to restrict the activities of Executive only to the extent reasonably necessary for the protection of Nucor’s legitimate interests. The parties specifically covenant and agree that should any of the provisions in this Agreement be deemed by a court of competent jurisdiction too broad for the protection of Nucor’s legitimate interests, the parties authorize the court to narrow, limit or modify the restrictions herein to the extent reasonably necessary to accomplish such purpose. In the event such limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

15. Enforcement. Executive understands and agrees that any breach or threatened breach by Executive of any of the provisions of Sections 8 through 13 of this Agreement shall be considered a material breach of this Agreement, and in the event of such a breach or threatened breach of this Agreement, Nucor shall be entitled to pursue any and all of its remedies under law or in equity arising out of such breach. If Nucor pursues either a temporary restraining order or temporary injunctive relief, then Executive agrees to expedited discovery with respect thereto and waives any requirement that Nucor post a bond. Executive further agrees that in the event of his breach of any of the provisions of Sections 8 through 13 of this Agreement, unless otherwise prohibited by law:

(a) Nucor shall be entitled to (i) cancel any unexercised stock options granted under any senior officer equity incentive compensation plan from and after the Effective Date (the “Post-Agreement Date Option Grants”), (ii) cease payment of any Monthly Amounts otherwise due hereunder, (iii) seek other appropriate relief, including, without limitation, repayment by Executive of any (A) Monthly Amounts already paid hereunder and (B) benefits already paid under any severance or similar benefit plans; and

(b) Executive shall (i) forfeit any (A) unexercised Post-Agreement Date Option Grants and (B) any shares of restricted stock or restricted stock units granted under any senior officer equity incentive compensation plan that vested during the six (6) month period immediately preceding Executive’s termination of employment (the “Vested Stock”) and (ii) forfeit and immediately return upon demand by Nucor any profit realized by Executive from the exercise of any Post-Agreement Date Option Grants or sale or exchange of any Vested Stock during the six (6) month period preceding Executive’s breach of any of the provisions of Sections 8 through 13 of this Agreement.

Executive agrees that any breach or threatened breach of any of the provisions of Sections 8 through 13 will cause Nucor irreparable harm which cannot be remedied through monetary damages and the alternative relief set forth in Sections 15(a) and (b) shall not be considered an adequate remedy for the harm Nucor would incur. Executive further agrees that such remedies in Sections 15(a) and (b) will not preclude injunctive relief.

If Executive breaches or threatens to breach any of the provisions of Sections 10, 11 or 12 of this Agreement and Nucor obtains an injunction, preliminary or otherwise, ordering Executive to adhere to the restrictive period required by the applicable paragraph, then the applicable restrictive period will be extended by the number of days that have elapsed from the date of Executive’s termination until the time the injunction is granted.

Executive further agrees, unless otherwise prohibited by law, to pay Nucor’s attorneys’ fees and costs incurred in successfully enforcing its rights pursuant to this Section 15, or in defending against any action brought by Executive or on Executive’s behalf in violation of or under this Section 15 in which Nucor prevails. Executive agrees that Nucor’s actions pursuant to this Section 15, including, without limitation, filing a legal action, are permissible and are not and will not be considered by Executive to be retaliatory. Executive further represents and acknowledges that in the event of the termination of Executive’s employment for any reason, Executive’s experience and capabilities are such that Executive can obtain employment and that enforcement of this Agreement by way of injunction will not prevent Executive from earning a livelihood.

16. Reasonableness of Restrictions. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Nucor under Sections 8, 9, 10, 11, 12, 13 and 15 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to Nucor, do not interfere with Executive’s exercise of his inherent skill and experience, are reasonably required to protect the legitimate interests of Nucor, and do not confer a benefit upon Nucor disproportionate to the detriment to Executive. Executive certifies that he has had the opportunity to discuss this Agreement with such legal advisors as he chooses and that he understands its provisions and has entered into this Agreement freely and voluntarily.

17. Applicable Law. Executive acknowledges and agrees that during the course of his employment with Nucor he has had regular contact with and taken direction from the Chief Executive Officer and/or the Chief Operating Officer of Nucor Corporation in North Carolina, regularly attends

Board meetings in North Carolina, regularly visits North Carolina as part of his employment, and directly or indirectly receives compensation and benefits from Nucor’s headquarters in North Carolina. Accordingly, this Agreement is made in, and shall be interpreted, construed and governed according to the laws of, the State of North Carolina, regardless of choice of law principles of any jurisdiction to the contrary. Each party, for themselves and their successors and assigns, hereby irrevocably (a) consents to the exclusive jurisdiction of the North Carolina State courts located in Mecklenburg County, North Carolina and (b) waives any objection to any such action based on venue or forum non conveniens. Further, Executive hereby irrevocably consents to the jurisdiction of any court or similar body within the Restricted Territory for enforcement of any judgment entered in a court or similar body pursuant to this Agreement. This Agreement is intended, among other things, to supplement the provisions of the North Carolina Trade Secrets Protection Act, as amended from time to time, and the duties Executive owes to Nucor under the common law, including, but not limited to, the duty of loyalty.

18. Executive to Return Property. Executive agrees that upon (a) the termination of Executive’s employment with Nucor and within three (3) business days thereof, whether by Executive or Nucor for any reason (with or without cause), or (b) the written request of Nucor, Executive (or in the event of the death or disability of Executive, Executive’s heirs, successors, assigns and legal representatives) shall return to Nucor any and all property of Nucor regardless of the medium in which such property is stored or kept, including but not limited to all Secret Information, Confidential Information, notes, data, tapes, computers, lists, customer lists, names of customers, reference items, phones, documents, sketches, drawings, software, product samples, rolodex cards, forms, manuals, keys, pass or access cards and equipment, without retaining any copies or summaries of such property. Executive further agrees that to the extent Secret Information or Confidential Information are in electronic format and in Executive’s possession, custody or control, Executive will provide all such copies to Nucor and will not keep copies in such format but, upon Nucor’s request, will confirm the permanent deletion or other destruction thereof.

19. Entire Agreement; Amendments. This Agreement discharges and cancels all previous agreements regarding Executive’s employment with Nucor, including without limitation that certain Executive Agreement by and between The David J. Joseph Company and Executive dated as of February 6, 2008, and constitutes the entire agreement between the parties with regard to the subject matter hereof. No agreements, representations, or statements of any party not contained herein shall be binding on either party. Further, no amendment or variation of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties.

20. Assignability. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Executive. Nucor may, at its option and without consent of Executive, assign its rights and duties hereunder to any successor entity or transferee of Nucor Corporation’s assets.

21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Nucor and Executive and their respective successors, assigns, heirs and legal representatives.

22. No Waiver. No failure or delay by any party to this Agreement to enforce any right specified in this Agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the right within the period of the applicable statute of limitations. No waiver of any provision hereof shall be effective unless such waiver is set forth in a written instrument executed by the party waiving compliance.

23. Cooperation. Executive agrees that both during and after his employment, he shall, at Nucor’s request, render all assistance and perform all lawful acts that Nucor considers necessary or advisable in connection with any litigation involving Nucor or any of its directors, officers, employees, shareholders, agents, representatives, consultants, clients, customers or vendors. Executive understands and agrees that Nucor will reimburse him for any reasonable documented expense he incurs related to this cooperation and assistance, but will not be obligated to pay him any additional amounts.

24. Compliance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if (a) Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (the “Code”) as of the date of his separation from service and (b) any amount or benefit that Nucor determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service, then to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the seventh month following Executive’s separation from service, and (ii) if the payment, distribution or benefit is payable or provided over time, the amount of such non-exempt deferred compensation or benefit that would otherwise be payable or provided during the six (6) month period immediately following Executive’s separation from service will be accumulated, and Executive’s right to receive payment or distribution of such accumulated amount or benefit will be delayed until the earlier of Executive’s death or the seventh month following Executive’s separation from service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence.

For purposes of this Agreement, the term “separation from service” shall be defined as provided in Code Section 409A and applicable regulations, and Executive shall be a “specified employee” during the twelve (12) month period beginning April 1 each year if Executive met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the December 31 immediately preceding his separation from service.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Executive and Nucor Corporation have executed this Agreement on the dates specified below.

EXECUTIVE

/s/ Keith B. Grass
Keith B. Grass
Date:	12-20-11

NUCOR CORPORATION

By:	/s/ John Ferriola
Its:	President & COO
Date:	12/30/2011